Morgan Stanley	Free Writing Prospectus to Preliminary Terms No. 2,232 Registration Statement Nos. 333-221595; 333-221595-01 Dated July 1, 2019; Filed pursuant to Rule 433

5-Year Basket Market-Linked Notes

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying preliminary terms referenced below, product supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing Entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlyings:	S&P 500® Index (50%), EURO STOXX 50® Index (25%) and Shares of the iShares® MSCI Emerging Markets ETF (25%)
Participation rate:	100%
Maximum payment at maturity:	150% to 160% of principal
Pricing date:	July 31, 2019
Maturity date:	August 5, 2024
CUSIP:	61769HKS3
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/000095010319008872/ dp109324_424b2-ps2232.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

Change in Basket	Return on Notes
+80%	55%*
+60%	55%*
+55%	55%*
+50%	50%
+40%	40%
+30%	30%
+20%	20%
+10%	10%
0%	0%
-10%	0%
-20%	0%
-30%	0%
-40%	0%
-60%	0%
-80%	0%
-100%	0%
*Assumes the midpoint of the maximum payment at maturity range

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

•	The notes do not pay interest and may not pay more than the stated principal amount at maturity.

•	The appreciation potential of the notes is limited by the maximum payment at maturity.

•	Changes in the prices of the basket components may offset each other.

•	The market price of the notes will be influenced by many unpredictable factors.

•	The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	The amount payable on the notes is not linked to the value of the basket components at any time other than the determination date.

•	There are risks associated with investments in securities, such as the notes, linked to the value of foreign (and especially emerging markets) equity securities.

•	The prices of the EEM Shares are subject to currency exchange risk.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.

•	The estimated value of thenotes is approximately $975.30 per security, or within $30.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	Adjustments to an underlying index could adversely affect the value of the notes.

•	Adjustments to the EEM Shares or the index tracked by the underlying shares could adversely affect the value of the notes.

•	The performance and market price of the underlying shares, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the underlying shares.

•	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.

•	Not equivalent to investing in the EEM Shares or the stocks composing the underlying indices or the share underlying index

•	The notes will not be listed on any securities exchange and secondary trading may be limited.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Notes–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax adviser.